UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following email was sent to employees of United States Steel Corporation on December 18, 2023:

From: Office of the CEO <CEO@uss.com>
Sent: Monday, December 18, 2023 7:40 AM
Subject: The Future of U. S. Steel

Dear Colleagues,

I’m pleased to be writing you with some exciting news about the future of U. S. Steel. As you know, in August, our Board began a robust and comprehensive strategic alternatives review process to explore all options for the Company. As a culmination of this process, today we announced that U. S. Steel agreed to be acquired by Nippon Steel (NSC), moving forward together as the ‘Best Steelmaker with World-Leading Capabilities”.

I’d like to take a moment to express how pleased I am by what our team has accomplished – and your dedication to strengthening our company and to the progress we have made toward advancing our Best for All® strategy. We believe this transaction represents the best path forward for our business and all our stakeholders, including our employees. With NSC, we are confident that U. S. Steel will be able to achieve new levels of excellence as part of a larger, more diversified organization with access to global innovations.

I’m sure that this announcement will generate questions, so we have put together a brief video about what this means. We also encourage you to visit our transaction website which includes additional information about the transaction.

By way of background, NSC is a global steel manufacturer based in Tokyo, Japan, employing approximately 100,000 people worldwide and with a presence in 15 additional countries, including the United States, India, Thailand, Brazil and many others. NSC’s corporate philosophy is to pursue world-leading technologies and manufacturing capabilities, and to contribute to society by providing excellent products and services, all which we believe is well-aligned with our very own Best for All® strategy. Importantly, I have met with leaders from NSC and they all have great respect for the team and share our unwavering commitment to safety, innovation and serving customers. We are confident that with NSC, we will be well-positioned for long-term growth and a stronger future, while we continue delivering the differentiated and sustainable solutions our customers have come to expect from us.

It is important to recognize that our announcement today is just the first step. We expect the transaction to close in the second or third quarter of calendar year 2024, subject to approval by U. S. Steel shareholders, receipt of customary regulatory approvals, and other customary closing conditions. Until the transaction is completed, we will continue to operate as two separate companies and there will be no changes to our business or operating structure as a result of today’s announcement. As we move forward, we are counting on all of you to remain focused on your day-to-day roles and responsibilities, most importantly safety.

On behalf of the Board and management team, I want to thank you for your dedication and commitment to U. S. Steel. We hope you share in our excitement for all that’s to come.

Now, let’s get back to work … safely.

Best,

Dave

Contacts:

Questions about external events and speaking engagements – USSteelCommunications@USS.com

Media Inquiries – Tara Carraro (Media@uss.com)

Customer Inquiries – Ken Jaycox (KJaycox@uss.com) / Dan Brown (BRS) (drbrown@uss.com)

Investor / Analyst Inquiries – Emily Chieng (ECchieng@uss.com)

Elected Official Inquiries – Todd Young (TDYoung@uss.com)

USW Inquiries – Karl Kocsis (KGKocsis@uss.com)

HR Inquiries – (HRSTEELCenter@uss.com)

Supplier Inquiries – John Foody (JMFoodyJr@uss.com)

USSK Inquiries – Jim Bruno (JEBruno@sk.uss.com)

The following is the transcript of a video made available to employees of United States Steel Corporation on December 18, 2023:

Hi everybody.

I want to start by thanking you for your focus, patience and embodiment of our S.T.E.E.L. Principles over these past few months. Thank you!!

Today, I have an important update to share with you on the strategic alternatives review process that the Board launched in August.

The U. S. Steel Board of Directors has approved the sale of U. S. Steel to Nippon Steel, a global leader in steelmaking, innovation and decarbonization that has successfully operated in the U.S. for almost 40 years. This has been a long, thoughtful, deliberate, robust, and rigorous process -- with a great outcome.

I really think it’s terrific news – for our stockholders, our communities, our suppliers, our customers, and all of you.

Let me give you a few basic facts.

Number one: even after the transaction closes, U. S. Steel will retain its iconic name and all-American mining and steelmaking facilities. Our headquarters will remain in Pittsburgh. Our 123-year-old brand, which is so important to many of us, will live on.

Number two: Our new owners have committed to honor all existing agreements between U. S. Steel and the USW. The Basic Labor Agreement that was agreed to in late 2022 will remain in effect. The USW will continue to be recognized as the bargaining representative for USW represented employees, and all other union relationships and contracts will also remain intact. Nippon Steel already has a strong relationship with the USW, as they already have more than 620 represented employees in the United States.

And third, in the meantime, our priorities remain unchanged at U. S. Steel. Today is just the first step and until the transaction closes, we will operate as two separate companies, with no required changes to the business or our operating structure. We expect the deal to close in the second or third quarter of 2024. I ask that you remain focused on running our operations safely and efficiently and delighting our customers during this period.

So, a lot is going to remain the same. But some things will change, too – for the better.

For one, once the merger closes, we’re going to be able to serve customers more effectively. The new U. S. Steel will be a part of a leading, global steel innovator, with a presence in 15 countries and expertise in many products, like automotive advanced high-strength steel and electrical steels. That’s a big win for us.

We’re also going to be able to innovate faster, as Nippon Steel is a huge believer in R & D. With increased investment from them in the United States, we’ll have the opportunity to develop cutting-edge steel solutions more quickly than ever, especially in the automotive and electrical steels our customers demand.

This may also be great for you – and your career development. We’re joining a big, global, diversified company, so there will be new and exciting opportunities to achieve excellence and experience career growth.

So, on a strategic level, this decision makes a lot of sense. With our shared commitment to innovation, environmental excellence, and customer service, and with the benefits of a larger global platform, U. S. Steel is going to reach new heights.

But I want to add…this decision makes great sense to our stockholders. Through the execution of our process, we were able to maximize stockholder value.

As you know, at U. S. Steel, we abide by our code of conduct, known as our S.T.E.E.L. Principles. In recent months, I’ve gotten to know some of the leaders of Nippon Steel pretty well, and I can tell you, personally, that they are a similarly values-driven company. Just like us, they always put safety first and role model lawful and ethical business conduct in their own organization. And we are going to work together to improve and accelerate our efforts to decarbonize.

And they are very mindful of the legacy of their company. Just like us, Nippon Steel is an iconic company in its home country with a rich history.

I truly believe this is an exciting day in the history of our company, and your hard work and dedication made it possible.

So, I’ll close this message the way it began: THANK YOU.

Now let’s get back to work…safely.

The following is the transcript of a recorded virtual town hall made available to employees of United States Steel Corporation on December 18, 2023:

Hi everybody.

Thanks so much for joining this meeting on such short notice. And more importantly, thanks for everything you do every day.

I’m sure you’ve seen the press release and hopefully the video we recorded, but I’ll begin by repeating the news: U. S. Steel has entered into an agreement to be acquired by Nippon Steel. Our Board unanimously approved this decision, which followed the fair, competitive and robust strategic alternatives review process that was initiated in August.

We always begin our sessions with Safety and Environmental Moments, and today is no different. It’s our unwavering commitment to both as we’ve been executing against our strategic priorities that has garnered such interest in U. S. Steel.

Now, I know that you probably have a lot of questions as a result of this news. Believe me, I get it… now let’s see if I can address some of what may be on your mind!

First, I strongly believe this is the right move for all our stakeholders: our stockholders -- who own U. S. Steel -- our suppliers, our customers, our communities, and all of you. The deal announced today ascribes tremendous value to our company, and will support a future of innovative and competitive steelmaking in the United States.

Let me begin with a little bit of background on Nippon Steel, which also goes by “NSC”.

NSC is a global steel manufacturer based in Tokyo, Japan, employing approximately 100,000 people worldwide with a presence in 15 additional countries, including the United States, India, Thailand, and Brazil. NSC’s corporate philosophy is to pursue world-leading technologies and manufacturing capabilities, and to contribute to society by providing excellent products and services. This is well aligned with our own strategy.

I got to know some of NSC’s leaders over these past few weeks, and I can tell you they have tremendous respect for our team. They also share our commitment to safety, innovation and serving customers.

So, what does this news mean for all of us?

For the time being until the transaction closes, it’s business as usual. We don’t expect the deal to close until the second or third quarter of next year, and in the meantime, we will operate as two separate companies.

We do know a few things to expect once the deal does close.

First, U. S. Steel will retain its iconic name and American mining and steelmaking facilities. Our headquarters will remain in Pittsburgh. Our 123-year-old brand will live on.

And second, our new owners have committed to honor all existing agreements between U. S. Steel and the USW. The Basic Labor Agreement that was agreed to in late 2022 will remain in effect. The USW will continue to be recognized as the bargaining representative for USW represented employees and all other union relationships and contracts will remain intact.

The new U. S. Steel will be a part of a leading, global steel innovator, with a presence in 15 additional countries and expertise in many products, like automotive advanced high-strength steel and electrical steels. I’m particularly excited to see how this global presence will benefit our USSK employees in Slovakia.

NSC is a huge believer in R & D. We’ll have the opportunity to develop cutting-edge steel solutions combining our complementary skills. We will also work together on reducing our environmental impact, as NSC has made strong commitments to decarbonizing steelmaking.

The transaction may also be great for your career development. We’re joining a big, global, diversified company, so there will be new and exciting opportunities to achieve excellence and experience career growth.

Needless to say, Nippon’s interest in the company and value of it is in large part due to your hard work and dedication to U. S. Steel. Thank you, once again. Now let’s get back to work…safely.

Additional Information and Where to Find It

This communication relates to the proposed transaction between the United States Steel Corporation (the “Company”) and NSC. In connection with the proposed transaction, the Company will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). The information in the preliminary Proxy Statement will not be complete and may be changed. The definitive Proxy Statement will be delivered to stockholders of the Company. The Company may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NSC AND THE PROPOSED TRANSACTION.

The Company’s stockholders will be able to obtain free copies of the preliminary Proxy Statement and the definitive Proxy Statement (in each case, if and when available), as well as other documents containing important information about the Company, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone412-433-1121, or from the Company’s website www.ussteel.com.

Participants in the Solicitation

NSC, the Company and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of the Company who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and will be included in the Proxy Statement when filed. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains information regarding the Company and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s or NSC’s control. It is possible that the Company’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company's or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could cause the parties to terminate the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that the Company’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of the Company. The Company directs readers to its Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well a tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this communication is as of the date above. Neither the Company nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.